Exhibit 99.1
Investors Bancorp, Inc. Announces Completion of Acquisition of 8 Berkshire Bank Branches in New Jersey and Eastern Pennsylvania

Short Hills, N.J. - (PRNewswire) - August 30, 2021. Investors Bancorp, Inc. (NASDAQ: ISBC) (the “Company”), the parent company of Investors Bank, announced today that Investors Bank has completed the acquisition of the eight New Jersey and eastern Pennsylvania branches of Berkshire Bank, the wholly-owned subsidiary of Berkshire Hills Bancorp, Inc. (NYSE: BHLB). The transaction was completed at the close of business on August 27, 2021 and includes the assumption and acquisition of approximately $630 million of deposits and approximately $220 million of consumer and commercial loans, together with the related operations.
In connection with the transaction, the Company has extinguished $600 million of FHLB borrowings with an average rate of 2.13% and incurred approximately $10 million of pre-tax costs as a result.
About Investors Bancorp, Inc.
    Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey and 154 branches located throughout New Jersey, New York and Pennsylvania.
Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” “project,” “plan,” “potential” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Relations Contact
Investors Bancorp, Inc.
Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com